Exhibit 99.1

GulfMark Offshore Announces

First Quarter 2014 Operating Results

HOUSTON, April 21, 2014 — GulfMark Offshore, Inc. (NYSE: GLF) today announced its results of operations for the three-month period ended March 31, 2014. For the first quarter ended March 31, 2014, revenue was $119.6 million, and net income was $16.6 million, or $0.63 per diluted share.

Quintin Kneen, President and CEO, commented, “I am excited about what 2014 has in store for GulfMark, and we believe the year is off to a solid start. We recorded our highest first quarter revenue ever, and we still expect 2014 to produce our highest annual revenue ever. We came in just under the midpoint of our first-quarter revenue guidance, which resulted from slightly lower utilization than we originally anticipated, but overall, the average day rate increased during the quarter and we feel comfortable reaffirming our full-year revenue guidance of between $525 and $555 million. Consolidated revenue for the quarter increased 23% year-over-year, and we expect revenue will increase more than 10% in the second quarter, to be in the range of $131 to $136 million.

“The North Sea delivered strong first quarter results in what is typically a slower seasonal period. Our utilization surpassed 90% for the quarter, our highest first quarter utilization in this region since 2010. The average day rate for the region, bolstered by the impact of our new-build vessels, exceeded $22,000, our highest first quarter average since 2008. We continue to expect strong activity for the remainder of the year in the North Sea, and expect average day rates to continue to increase in the second and third quarters.

“We completed the last vessel in the North Sea portion of our current new-build program during the first quarter, and based on their performance and profitability we have entered into an agreement to build one more Arctic Class PSV to be delivered in late 2015. We continue to view the Arctic as an area of high potential for these vessels, and as an opportunity to achieve above average returns in the Norwegian market.

“The Americas region continued its solid performance and achieved 86% utilization during the first quarter. In the U.S. Gulf of Mexico, we are experiencing the temporary softness we previously discussed and anticipated as vessel deliveries precede new rig additions, and we still expect this market to strengthen during the second half of the year. Our first quarter guidance assumed a utilization rate in the U.S. Gulf of Mexico that was 2.5 percentage points higher than we realized, but the average day rate for the region continued to hold. In addition, we made improvements in our operational efficiency in Brazil that allowed us to keep our utilization above 90% during the quarter in that subregion.

GulfMark Offshore, Inc.

Press Release

April 21, 2014

“Our Southeast Asia fleet continues to deliver high returns on investment. As we expected, day rates remained steady at just above $15,000 per day; however, our quarterly utilization decreased to 86% simply due to increased drydock days compared to the fourth quarter. Long-term fundamentals continue to improve, and we expect this strength to remain steady during 2014 as the Southeast Asia market continues to increase offshore drilling activity.

“We remain optimistic about the near-term and long-term fundamentals of our business, and we will continue to make strategic fleet investments and divestitures that create long-term value for our stockholders and satisfy the intensifying customer demand for safe, efficient, reliable, high-specification vessels around the world.”

Consolidated First-Quarter Results

Consolidated revenue for the first quarter of 2014 was $119.6 million, a decrease of 4%, or $5.0 million, from the fourth quarter of 2013. The sequential decrease in quarterly revenue was largely the result of the decrease in overall utilization, from 92% in the fourth quarter to 88% in the first quarter. Consolidated operating income was $23.2 million, down $10.9 million from the fourth quarter amount. The sequential decrease was due mainly to lower revenue combined with higher drydock expense, higher direct operating expenses and depreciation expense resulting from the delivery of our new-build vessels, and higher general and administrative expenses due to higher salaries and benefits and professional fees.

Regional Results for the First Quarter

In the North Sea region, first quarter revenue was $52.6 million, an increase of $2.8 million, or 6%, from the fourth quarter. Contrary to typical seasonal patterns, utilization increased slightly compared to the fourth quarter, and the average day rate increased 3%. Higher than anticipated activity in the earlier months of the quarter, combined with the impact of our new-build vessel deliveries, contributed to the increase in the region.

Revenue in the Southeast Asia region was $18.3 million, a decrease of approximately $1.3 million, or 6%, from the fourth quarter amount. The decrease in revenue was due to a 5 percentage point decrease in utilization, offset by a 1% increase in the average day rate. The utilization decrease was primarily due to increased downtime due to drydocks during the first quarter, compared with the fourth quarter of 2013 when we had no days in drydock.

First quarter revenue for the Americas region was $48.7 million, a decrease of $6.5 million or 12% from the previous quarter. The average day rate decreased 1% from the prior quarter, and utilization decreased 9 percentage points. During the quarter we had 73 more drydock days, which was a main contributor to the utilization decrease.

Consolidated Operating Expenses for the First Quarter

Direct operating expenses for the first quarter were $56.3 million, in line with our previous guidance, and increased $0.6 million, or 1%, from the fourth quarter due mainly to the effects of the new vessel deliveries in the North Sea. Drydock expense in the first quarter was $7.2 million, $1.8 million less than our previous guidance of $9 million. General and administrative expense was $14.5 million for the first quarter, in line with our anticipated 2014 quarterly run rate.

GulfMark Offshore, Inc.

Press Release

April 21, 2014

Liquidity and Capital Commitments

Cash provided by operating activities totaled $17.6 million in the first quarter of 2014. Cash on hand at March 31, 2014, was $25.7 million, and approximately $51.0 million was drawn on the revolving credit facilities. Total debt at March 31, 2014, was $551.8 million, and debt net of cash was $526.1 million.

Capital expenditures during the first quarter totaled $96.1 million, which included $58.6 million of progress payments on the construction of new vessels and $31.0 million for the purchase of a vessel in the North Sea. As of March 31, 2014, the Company had approximately $107.3 million of remaining capital commitments related to the construction of five vessels. Anticipated progress payments over the next two calendar years, including our newly announced Arctic Class vessel, are as follows: $46.8 million in 2014 and $60.5 million in 2015. The Company expects to fund these commitments from cash on hand, cash generated by operations, and borrowings under the revolving credit facilities.

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Tuesday, April 22, 2014. To participate in the teleconference, investors in the U.S. should dial 1-888-317-6003 at least 10 minutes before the start time and when prompted, enter the conference passcode 3619646. Canada-based callers should dial 1-866-284-3684, and international callers outside of North America should dial 1-412-317-6061. The webcast of the conference call also can be accessed by visiting our website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:   Michael Newman

  Investor Relations

E-mail:      Michael.Newman@GulfMark.com

  (713) 963-9522

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

April 21, 2014

Operating Data (unaudited)	Three Months Ended
(dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2014	2013	2013

Revenue	$119,600	$124,566	$96,888
Direct operating expenses	56,299	55,732	53,137
Drydock expense	7,211	3,916	8,560
General and administrative expenses	14,489	13,310	10,950
Depreciation and amortization expense	18,357	17,508	15,170
(Gain) loss on sale of assets	-	5	-
Operating Income	23,244	34,095	9,071

Interest expense	(6,740)	(7,072)	(6,381)
Interest income	15	73	57
Loss on extinguishment of debt	-	-	-
Foreign currency gain (loss) and other	936	(255)	513
Income before income taxes	17,455	26,841	3,260
Income tax provision	(898)	(1,251)	(389)
Net Income	$16,557	$25,590	$2,871

Diluted earnings per share	$0.63	$0.97	$0.11
Weighted average diluted common shares	26,359	26,319	26,051

Other Data
Revenue by Region (000's)
North Sea	$52,623	$49,864	$40,622
Southeast Asia	18,304	19,553	9,738
Americas	48,673	55,149	46,528
Total	$119,600	$124,566	$96,888

Average Day Rates
North Sea	$22,123	$21,462	$19,933
Southeast Asia	15,312	15,127	13,734
Americas	22,496	22,681	20,363
Total	$20,802	$20,557	$19,240

Overall Utilization
North Sea	90.4%	90.2%	89.9%
Southeast Asia	86.2%	91.0%	50.3%
Americas	86.4%	95.1%	88.1%
Total	88.0%	92.3%	80.1%

Average Owned Vessels
North Sea	29.1	27.6	25.0
Southeast Asia	16.0	16.0	16.0
Americas	28.0	28.0	29.0
Total	73.1	71.6	70.0

Drydock Days
North Sea	72	41	38
Southeast Asia	29	-	90
Americas	86	13	129
Total	187	54	257

Drydock Expenditures (000's)	$7,211	$3,916	$8,560

GulfMark Offshore, Inc.

Press Release

April 21, 2014

Summary Financial Data (unaudited)	As of, or Three Months Ended
(dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2014	2013	2013
Balance Sheet Data
Cash and cash equivalents	$25,705	$60,566	$119,088
Working capital	101,638	116,548	184,275
Vessels, equipment and other fixed assets, net	1,440,958	1,316,838	1,104,674
Construction in progress	139,334	177,773	202,509
Total assets	1,829,754	1,773,292	1,679,182
Long-term debt	551,760	500,864	500,969
Shareholders' equity	1,082,287	1,063,341	978,781

Cash Flow Data
Cash provided by operating activities	$17,649	$68,908	$(6,157)
Cash flow used in investing activities	(96,117)	(40,133)	(37,325)
Cash flow provided by (used in) financing activities	43,509	(6,591)	(20,338)

Forward Contract Cover	2014		2013
North Sea	66%		68%
Southeast Asia	37%		45%
Americas	47%		59%
Total	53%		60%

Forward Contract Cover	2015		2014
North Sea	31%		42%
Southeast Asia	2%		15%
Americas	19%		31%
Total	20%		32%

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of February 24, 2014	30	16	28	74
Newbuild Deliveries/Additions	1	-	-	1
Sales & Dispositions	-	-	-	-
Intercompany Relocations	-	-	-	-
Owned Vessels as of April 21, 2014	31	16	28	75
Managed Vessels	4	-	-	4
Total Fleet as of April 21, 2014	35	16	28	79